EX-99.d.7

Delaware Management Company
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

July 22, 2025

Ivy Funds
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

Re:	Expense Limitations

To Whom it May Concern:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Macquarie Investment Management Business Trust (the “Manager”), agrees that in order to improve the performance of the series of Ivy Funds listed below (individually, a “Fund” and collectively, the “Funds”), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which a Fund’s total annual fund operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period from July 31, 2025 through July 30, 2026, except as noted below. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Board of Trustees and the Manager.

Fund	All Classes except Class R6	Class R6
Macquarie Balanced Fund[1]	0.72%	0.64%
Macquarie Core Equity Fund	0.74%	0.67%
Macquarie Climate Solutions Fund	0.99%	0.82%
Macquarie Global Bond Fund	0.69%	0.56%
Macquarie Global Growth Fund	0.85%	0.76%
Macquarie High Income Fund	0.63%	0.54%
Macquarie International Core Equity Fund	0.77%	0.66%
Macquarie Large Cap Growth Fund	0.64%	0.56%
Macquarie Mid Cap Growth Fund	0.79%	0.68%
Macquarie Mid Cap Income Opportunities Fund	0.83%	0.73%
Macquarie Natural Resources Fund	0.95%	0.78%
Macquarie Real Estate Securities Fud	0.95%	0.80%
Macquarie Science and Technology Fund	0.92%	0.84%
Macquarie Small Cap Growth Fund	0.88%	0.76%
Macquarie Smid Cap Core Fund	0.89%	0.77%
Macquarie Systematic Emerging Markets Equity Fund	0.80%	0.64%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Macquarie Investment Management Business Trust

By:	/s/ Richard Salus
	Name:	Richard Salus
	Title:	Senior Vice President

1 The period for Macquarie Balanced Fund is from April 25, 2025 through July 30, 2026.